--------------------------------------------------------------------------------

                             [OWENS-ILLINOIS LOGO]



                              OWENS-ILLINOIS, INC.



                           NOTICE AND PROXY STATEMENT

                                      FOR

                       THE ANNUAL MEETING OF SHARE OWNERS

                                   TO BE HELD

                            WEDNESDAY, MAY 10, 1995



                             YOUR VOTE IS IMPORTANT



    PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                              OWENS-ILLINOIS, INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666


                              -------------------
                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS
                              -------------------

Dear Share Owner:

    You are cordially invited to attend the Annual Meeting of Owens-Illinois' share owners which will be held on Wednesday, May 10, 1995, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio for the purpose of considering and voting upon the following matters:

    1. The election of four directors for a term of three years.

    2. Such other business as may properly be presented for action at the meeting or any adjournment thereof.

    Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors. Also enclosed is a copy of the Company's Annual Report which describes the results of our operations during 1994 and provides other information about the Company which will be of interest.

    The Board of Directors fixed the close of business on March 13, 1995, as the record date for the determination of share owners owning the Company's Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting.

    Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it in the enclosed envelope as soon as conveniently possible. If the shares are held in more than one name, all holders of record should sign. If you desire to vote for all of the Board of Directors' nominees, you need not mark your votes on the proxy card but need only sign and date it and return it in the enclosed envelope.

    Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                                          By order of the Board of Directors,

                                          JOSEPH H. LEMIEUX
                                          Chairman of the Board

                                          THOMAS L. YOUNG
                                          Secretary

March 30, 1995
Toledo, Ohio

                              OWENS-ILLINOIS, INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666



                              -------------------
             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHARE OWNERS
                            TO BE HELD MAY 10, 1995
                              -------------------

    The Annual Meeting of the share owners of Owens-Illinois, Inc. (herein called the "Company") will be held on Wednesday, May 10, 1995, at 2:00 p.m. in the auditorium of the Owens-Illinois World Headquarters Building, One SeaGate, Toledo, Ohio. At the Annual Meeting, share owners will elect four directors for a term of three years, as more fully described below.

    This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors, and other information relevant to the Annual Meeting. The Company intends to commence distribution of this Proxy Statement and the materials which accompany it on or about March 30, 1995.

    The record of share owners entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on March 13, 1995 (the "record date"), and each share owner will be entitled to vote at the meeting any shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), held of record at the record date.

    Each share owner of record is requested to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope. The proxy card lists each person nominated by the Board of Directors for election as director. Proxies duly executed and received in time for the meeting will be voted in accordance with share owners' instructions. If no instructions are given, proxies will be voted (a) to elect Lee A. Wesselmann, James H. Greene, Jr., George R. Roberts and Robert J. Dineen as directors of the Company for a term of three years, and (b) in the discretion of the proxy holders as to any other business which may properly come before the meeting.

                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third Annual Meeting for selection of directors following the election of such class. The Board of Directors of the Company (the "Board") currently consists of eleven members, four of whom are Class I directors whose terms expire at this year's Annual Meeting, four of whom are Class II directors whose terms expire at the 1996 Annual Meeting, and three of whom are Class III directors whose terms expire at the 1997 Annual Meeting. All of the eleven directors listed herein, including the nominees, have served as directors since the last Annual Meeting.

    The Board has nominated four persons for election as Class I directors to serve for a three-year term expiring in 1998 and until their successors have been elected and qualified. The four nominees of the Board are Lee A. Wesselmann, James H. Greene, Jr., George R. Roberts and Robert J. Dineen, each of whom is currently serving as a director of the Company. If for any reason any of them should be unavailable to serve, proxies solicited hereby may be voted for a substitute as well as for the other nominees. The Board, however, expects all nominees to be available.

    The nominees and the directors whose terms of office continue after this year's Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

       THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHARE OWNERS
                  VOTE FOR THE FOUR NOMINEES IDENTIFIED BELOW.

                       CLASS I: NOMINEES FOR 3-YEAR TERM

Lee A. Wesselmann                                           Director since 1988
Senior Vice President and                                   Age 59
Chief Financial Officer
Owens-Illinois, Inc.

Mr. Wesselmann has been Senior Vice President and Chief Financial Officer and a director of the Company since 1988. He previously served with the Company as Secretary (1988-1990), and Vice President and Comptroller (1984-1988). Mr. Wesselmann is a director of Owens-Illinois Group, Inc. He is a member of the Executive Committee.

James H. Greene, Jr.                                        Director since 1987
General Partner                                             Age 44
Kohlberg Kravis Roberts & Co., L.P.

Mr. Greene has been a General Partner of each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. since 1993; prior thereto he was an executive of Kohlberg Kravis Roberts & Co., L.P. and a limited partner of KKR Associates, L.P. for more than five years. Mr. Greene is a director of RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc., The Vons Companies, Inc. and Owens-Illinois Group, Inc. He is a member of the Executive and Compensation Committees.

George R. Roberts                                           Director since 1987
General Partner                                             Age 51
Kohlberg Kravis Roberts & Co., L.P.

Mr. Roberts has been a general partner of each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. for more than five years. Mr. Roberts is a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Duracell International, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., Red Lion Properties, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc., World Color Press, Inc. and Owens-Illinois Group, Inc.

    Messrs. Kravis and Roberts are first cousins.

Robert J. Dineen                                            Director since 1994
Chairman of the Board of Directors                          Age 65
Layne, Inc.

Mr. Dineen has been Chairman of the Board of Directors of Layne, Inc. since 1992. Prior to 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne, Inc. and Kansas City Power & Light Company. He is a member of the Audit Committee.

                         CLASS II: TERM EXPIRES IN 1996

Edward A. Gilhuly                                           Director since 1987
General Partner                                             Age 35
Kohlberg Kravis Roberts & Co., L.P.

Mr. Gilhuly has been a general partner of each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. since 1995; prior thereto he was an executive of Kohlberg Kravis Roberts & Co., L.P. and a limited partner of KKR Associates, L.P. for more than five years. Mr. Gilhuly is a director of Layne, Inc., Union Texas Petroleum Holdings, Inc., Red Lion Properties, Inc. and Owens-Illinois Group, Inc. He is a member of the Executive, Compensation and Audit Committees.

Robert J. Lanigan                                           Director since 1987
Chairman Emeritus                                           Age 67

Mr. Lanigan was the Chairman of the Board of Directors of the Company from 1984 to 1991 and the Chief Executive Officer of the Company from 1984 to 1990. Mr. Lanigan is a director of Chrysler Corporation, The Coleman Company, Inc., The Dun and Bradstreet Corporation, Sonat, Inc., Sonat Offshore Drilling, Inc. and Owens-Illinois Group, Inc.

Robert I. MacDonnell                                        Director since 1987
General Partner                                             Age 57
Kohlberg Kravis Roberts & Co., L.P.

Mr. MacDonnell has been a general partner of each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. for more than five years. Mr. MacDonnell is a director of AutoZone, Inc., Safeway Inc., The Vons Companies, Inc. and Owens-Illinois Group, Inc.

John J. McMackin, Jr.                                       Director since 1994
Partner                                                     Age 43
Williams & Jensen

Mr. McMackin has been a partner of Williams & Jensen for more than five years. He is a member of the Audit Committee.

                        CLASS III: TERM EXPIRES IN 1997

Joseph H. Lemieux                                           Director since 1987
Chairman of the Board and                                   Age 64
Chief Executive Officer
Owens-Illinois, Inc.

Mr. Lemieux has been Chairman of the Board of the Company since 1991 and Chief Executive Officer of the Company since 1990. Mr. Lemieux was President and Chief Operating Officer of the Company and its predecessor from 1986 to 1990. Mr. Lemieux is a director of Health Care and Retirement Corporation, National City Corporation, National City Bank, Northwest, Libbey Inc. and Owens-Illinois Group, Inc. He is chairman of the Executive Committee.

Henry R. Kravis                                             Director since 1987
General Partner                                             Age 51
Kohlberg Kravis Roberts & Co., L.P.

Mr. Kravis has been a general partner of each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. for more than five years. Mr. Kravis is a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Duracell International, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc., World Color Press, Inc. and Owens-Illinois Group, Inc.

Michael W. Michelson                                        Director since 1987
General Partner                                             Age 43
Kohlberg Kravis Roberts & Co., L.P.

Mr. Michelson has been a general partner of each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P. for more than five years. Mr. Michelson is a director of AutoZone, Inc., Fred Meyer, Inc., Red Lion Properties, Inc., Union Texas Petroleum Holdings, Inc. and Owens-Illinois Group, Inc. He is chairman of the Compensation Committee and a member of the Executive Committee.

FUNCTIONS OF THE BOARD AND ITS COMMITTEES

    The Board has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance.

    Important functions of the Board are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee each year at its first meeting following the Annual Meeting. The Board may, at any time, change the authority or responsibility delegated to any committee. There are three regularly constituted committees of the Board: the Executive Committee, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

    The Executive Committee is empowered to exercise the authority of the Board in the management of the Company between meetings of the Board, except that the Executive Committee may not fill vacancies on the Board, appoint or remove officers, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees.

    The Audit Committee recommends to the Board the firm of independent auditors to audit the Company's financial statements for each fiscal year; reviews with the independent auditors the general scope of this service; reviews the nature and extent of the non-audit services performed by the independent auditors; and consults with management on the activities of the Company's independent auditors and the Company's internal control structure.

    The Compensation Committee administers the Amended and Restated Stock Option Plan and certain other benefit plans of the Company and makes recommendations to the Board with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company.

    During 1994, the Board held four formal meetings, the Audit Committee held two formal meetings and the Compensation Committee held three formal meetings. The Executive Committee held no meetings in 1994. During 1994, each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which he was a member, except Henry R. Kravis, Robert J. Lanigan and Robert I. MacDonnell. In addition to the formal meetings indicated above, the Board and the committees of the Board consulted frequently and often acted by written consent taken without a meeting.

           DIRECTOR AND EXECUTIVE COMPENSATION AND OTHER INFORMATION

DIRECTOR COMPENSATION

    With the exception of Mr. Lanigan, directors of the Company who are not Company officers are paid a fee of $35,000 annually plus expenses associated with meetings of the Company's Board. In 1990, the Company entered into an agreement with Mr. Lanigan pursuant to which Mr. Lanigan agreed to provide consulting services to the Company, as and to the extent requested by Mr. Lemieux, for the five-year period commencing on January 1, 1991. Under this agreement, Mr. Lanigan receives an annual fee of $250,000 and certain other non-monetary consideration as well as reimbursement for travel and other expenses incurred in connection with his performance of consulting services requested by Mr. Lemieux. The agreement further provides that the annual fee payable to Mr. Lanigan also constitutes his fee for continuing to serve on the Board.

SUMMARY COMPENSATION TABLE

    The following table shows, for the years ended December 31, 1992, 1993 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (the "named executive officers") in all capacities in which they served.

                                                                                  LONG TERM COMPENSATION
                                                                           -------------------------------------
                                             ANNUAL COMPENSATION                    AWARDS              PAYOUTS
                                      ----------------------------------   -------------------------   ---------
                                                               OTHER       RESTRICTED    SECURITIES    LONG-TERM
                                                               ANNUAL        STOCK       UNDERLYING    INCENTIVE    ALL OTHER
          NAME AND                     SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS    PAYOUTS    COMPENSATION
     PRINCIPAL POSITION        YEAR    ($)(1)     ($)(2)       ($)(3)         ($)          (#)(4)       ($)(5)        ($)(6)
-----------------------------  ----   --------   --------   ------------   ----------   ------------   ---------   ------------
Joseph H. Lemieux............  1994   $540,000   $700,000     $283,255(7)      $0           20,000     $387,472      $176,302(8)
 Chairman and Chief Executive  1993    515,000    656,000       31,497          0           15,000      349,125         7,013
 Officer                       1992    498,333    450,000       35,765          0          200,000      277,313         6,866
Lee A Wesselmann.............  1994    244,000    215,000       16,473          0           10,000      116,546         7,364
 Senior V.P. & Chief           1993    238,208    212,000        7,916          0            7,000      105,350         6,958
 Financial Officer             1992    227,583    140,000       17,873          0           25,000       82,875         6,828
Terry L. Wilkison............  1994    230,000    215,000       15,934          0           15,000       83,147         6,594
 Executive V.P., Domestic      1993    219,667    215,000        6,934          0           10,000       74,480         6,184
 Packaging Operations          1992    202,667    140,000        7,682          0           40,000       58,820         6,080
R. Scott Trumbull............  1994    225,000    215,000       21,109          0           15,000       80,230         5,938
 Executive V.P.,               1993    213,750    209,000       10,977          0           10,000       72,520        26,044
 International Operations      1992    195,833    100,000       11,128          0           30,000       58,820         5,875
Thomas L. Young..............  1994    205,000    215,000       14,608          0           15,000       74,395         6,450
 Exec. V.P.-Administration,    1993    196,083    192,000        9,768          0           10,000       66,640         5,883
 Secretary & Gen. Counsel      1992    181,333    100,000        8,416          0           30,000       51,408        27,329

------------
(1) Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of the Stock Purchase and Savings Program.

(2) The amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated. Amounts, if any, deferred at the election of an executive officer are included in the year earned.

(3) The amounts disclosed in this column represent amounts reimbursed during the year for the payment of taxes.

(4) No SAR's were granted to any of the named executive officers during 1994.

(5) The amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Performance Award Plan for the year indicated. Amounts, if any, deferred at the election of an executive officer are included in the year earned.

(6) The amounts disclosed in this column for 1994 represent matching cash contributions by the Company to the Stock Purchase and Savings Program and the Executive Savings Plan, both defined contribution plans.

(7) The amount shown reflects $231,855 reimbursed to Mr. Lemieux in 1994 for the payment of taxes, of which $173,878 is attributable to the life insurance policy discussed in footnote (8) below. The amount shown also reflects the value of certain perquisites provided by the Company to Mr. Lemieux totalling $52,000, of which $32,646 is attributable to his personal use of Company aircraft.

(8) Also includes the $168,402 cash value of a whole life insurance policy purchased by the Company and owned by Mr. Lemieux.

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

    The following table provides information on option grants in 1994 to the named executive officers.

                                 INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF                                                       ANNUAL RATES
                           SECURITIES      % OF TOTAL                                     OF STOCK PRICE
                           UNDERLYING     OPTIONS/SARS                                   APPRECIATION FOR
                          OPTIONS/SARS     GRANTED TO     EXERCISE OR                     OPTION TERM(3)
                            GRANTED       EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------
    NAME                     (#)(2)       FISCAL YEAR       ($/SH)          DATE          5%         10%
-----------------------   ------------    ------------    -----------    ----------    --------    --------
Joseph H. Lemieux......      20,000            3.7%         $ 11.00        06/29/04    $138,360    $350,620
Lee A. Wesselmann......      10,000            1.9%           11.00        06/29/04      69,180     175,310
Terry L. Wilkison......      15,000            2.8%           11.00        06/29/04     103,770     262,965
R. Scott Trumbull......      15,000            2.8%           11.00        06/29/04     103,770     262,965
Thomas L. Young........      15,000            2.8%           11.00        06/29/04     103,770     262,965

------------
(1) No SAR's were granted to any of the named executive officers during 1994.

(2) Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the dates of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

STOCK PRICE      RESULTING
 MULTIPLE       STOCK PRICE     EXERCISE PERCENTAGE
    120%          $ 13.20                25%
    144%            15.84                50%
    172%            18.92                75%
    206%            22.66               100%

(3) Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of the Company's Common Stock increasing to $17.918 and $28.531, respectively.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

    Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in 1994 and prior years to the named executive officers and held by them at December 31, 1994. None of the named executive officers exercised any stock options during 1994.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                     OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                                    DECEMBER 31, 1994            AT DECEMBER 31, 1994(1)
                                               ----------------------------    ----------------------------
    NAME                                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------------------   -----------    -------------    -----------    -------------
Joseph H. Lemieux...........................     654,056         235,000       $ 3,924,336         $ 0
Lee A. Wesselmann...........................     140,637          42,000           843,822           0
Terry L. Wilkison...........................     128,131          65,000           768,786           0
R. Scott Trumbull...........................     132,000          55,000           792,000           0
Thomas L. Young.............................      69,562          55,000           417,372           0

------------
(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on that date of $11.00.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The named executive officers are covered by the Company's Performance Award Plan ("PAP") under which eligible employees receive annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under PAP are based on the average annual attainment of the performance objectives set by the Compensation Committee of the Board. For the 1992-1994, 1993-1995 and 1994-1996 award periods, performance was or will be evaluated in comparison to the Company's attained levels of return on assets and earnings per share on an equally weighted basis relative to objectives for those periods. The target amounts shown below are earned by Company performance at the level of 100% of the established objectives, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

                                                     PERFORMANCE
                                                      OR OTHER
                                                       PERIOD        ESTIMATED FUTURE PAYOUTS UNDER
                                                        UNTIL          NON-STOCK PRICE-BASED PLANS
                                                     MATURATION     ---------------------------------
    NAME                                              OR PAYOUT     THRESHOLD     TARGET     MAXIMUM
--------------------------------------------------   -----------    ---------    --------    --------
Joseph H. Lemieux.................................     1992-1994     $76,500     $382,500         (1)
                                                       1993-1995      81,000      405,000         (1)
                                                       1994-1996      84,000      420,000         (1)

Lee A. Wesselmann.................................     1992-1994      23,010      115,050         (1)
                                                       1993-1995      24,400      122,000         (1)
                                                       1994-1996      25,590      127,950         (1)

Terry L. Wilkison.................................     1992-1994      16,416       82,080         (1)
                                                       1993-1995      18,400       92,000         (1)
                                                       1994-1996      19,296       96,480         (1)

R. Scott Trumbull.................................     1992-1994      15,840       79,200         (1)
                                                       1993-1995      18,000       90,000         (1)
                                                       1994-1996      18,880       94,400         (1)

Thomas L. Young...................................     1992-1994      14,688       73,440         (1)
                                                       1993-1995      16,400       82,000         (1)
                                                       1994-1996      17,200       86,000         (1)

------------
(1) The maximum dollar amount that may be earned under PAP is not capped.

PENSION PLANS

    The following table illustrates the estimated annual benefits payable under the Owens-Illinois Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

                                                         YEARS OF CREDITED SERVICE
                                          --------------------------------------------------------
    HIGHEST CONSECUTIVE THREE-YEAR
        AVERAGE ANNUAL EARNINGS              20          25          30          35          40
---------------------------------------   --------    --------    --------    --------    --------
$  200,000.............................   $ 53,366    $ 66,707    $ 80,049    $ 93,390    $ 98,390
   400,000.............................    110,175     137,719     165,262     192,806     202,806
   600,000.............................    167,318     209,147     250,977     292,806     307,806
   800,000.............................    224,461     280,576     336,691     392,806     412,806
 1,000,000.............................    281,603     352,004     422,405     492,806     517,806
 1,200,000.............................    338,746     423,433     508,119     592,806     622,806
 1,400,000.............................    395,889     494,861     593,834     692,806     727,806
 1,600,000.............................    453,032     566,290     679,548     792,806     832,806

    The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

    The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary and Senior Management Incentive Plan payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 1995, Mr. Lemieux had 37 years of credited service, Mr. Wesselmann had 34 years of credited service, Mr. Wilkison had 31 years of credited service, Mr. Trumbull had 23 years of credited service and Mr. Young had 18 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under the Company's Supplemental Retirement Benefit Plan.

    EMPLOYMENT AGREEMENTS. The Company has entered into employment agreements with certain officers, including the named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion. Such employment agreements permit executive officers to take part in the Senior Executive Life Insurance Plan, whereby the Company purchases life insurance policies which are transferred to the participants subject, in part, to the executive agreeing not to compete with the Company.

CERTAIN TRANSACTIONS

    During 1994, the law firm of Williams & Jensen, of which Mr. McMackin is a partner, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen on various Company matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The following non-employee directors serve on the Compensation Committee of the Company's Board of Directors: Edward A. Gilhuly, James H. Greene, Jr. and Michael W. Michelson (chair). Until June, 1987, Mr. Gilhuly and Mr. Greene were officers of the Company. Messrs. Greene, Michelson and Gilhuly are general partners of Kohlberg Kravis Roberts & Co., L.P., which provides management, consulting and financial services to the Company for an annual fee. In 1994 the payment for the management fee and expenses was $944,300. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company and its subsidiaries, as needed from time to time.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Company's Board of Directors establishes the Company's policies regarding the compensation of its executive officers and other key managers, and oversees the compensation practices employed pursuant to those policies. The Committee also administers the Company's Stock Option Plan, the Performance Award Plan ("PAP"), and, with the Chief Executive Officer, the Senior Management Incentive Plan ("SMIP"). The Committee has direct responsibility for the compensation of the Chief Executive Officer.

    The Company's principal objective is to increase share owner value over time. The Committee's executive compensation policies are intended and structured to achieve this objective by emphasis on and adherence to the following principles: (1) focus on a significant equity orientation among executives to align their interests with those of all other share owners, (2) linkage of compensation with achievement of certain specific financial, strategic and operating goals which underlie long-term share owner value, (3) maintenance of plans which are competitive with those of other successful companies of comparable size, particularly those in the industries in which the Company competes, and (4) effective communication and straightforward administration of plans that are well understood and not unduly complex.

    The components of the Company's executive officer compensation are:

                  . Base Salary
                  . Annual Incentive
                  . Long-Term Incentives
                  . Benefits

    BASE SALARY. Base salaries are set at levels intended to be competitive with industrial companies of comparable size in a broad range of American industries, which the Committee believes are the Company's competitors for executive talent. In 1994, the Company adopted a policy of providing salary adjustments for its salaried personnel only on a one-time lump sum basis, rather than in the form of permanent adjustments to base salaries. The Committee followed this policy in the case of Mr. Lemieux, granting a 3.7% lump sum adjustment to Mr. Lemieux's base salary in December, 1994. The Committee believes that such percentage increase is consistent with average percentage increases given to all executive employees in industrial companies based on information generally available to the Company and the Committee and on information obtained from independent compensation consultants.

    ANNUAL INCENTIVE. The Company's SMIP establishes target annual incentives for key executives in the form of a percentage of base salary (up to a maximum target incentive in the case of the Chief

Executive Officer). The SMIP provides for annual incentive awards consisting of a corporate performance component based on the Company's attainment of an annual rate of return on net assets ("RONA") established by the Board as the performance objective for the year, an operating unit RONA performance component (for executive positions at the unit level), and a discretionary component. Each performance component and, in the aggregate, the discretionary components are contingent on the Company's attainment of the corporate RONA objective for the year.

    The SMIP establishes precise quantitative relationships between performance and payout percentages within defined minimum/maximum ranges. For any covered executive including the Chief Executive Officer, the maximum SMIP payment percentage under the Plan is 150% of his or her target incentive percentage.

    Based on the Company's RONA performance in 1994 in excess of its 1994 RONA objective, and further based on the Committee's evaluation of certain other performance factors relating to the Chief Executive Officer, including his leadership in continuing to implement a comprehensive reengineering program for most of the Company's domestic operations and related corporate staff functions, Mr. Lemieux was granted an SMIP award of $700,000 in 1994.

    LONG-TERM INCENTIVES. There are two forms of long-term incentives utilized for key executives: PAP, which provides cash awards, and stock options granted pursuant to the Company's Stock Option Plan.

    The PAP establishes target cash awards for key executives based on a percentage of base salary at the time of the award (up to a maximum target award of 75% in the case of the Chief Executive Officer). The PAP is based on a three-year performance cycle. Award payouts are based on the average annual attainment of the performance objectives set by the Board for each year of each award period. The Board establishes the performance criteria under this Plan and sets the relative weighting where multiple criteria are applicable. For the 1993-95 and 1994-96 award periods, performance will be evaluated in comparison to the Company's attained levels of RONA and earnings per share on an equally weighted basis relative to objectives for these periods. Under the Plan, performance at the level of 100% of these established objectives results in a 100% payment of the PAP award, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

    The Committee previously approved a PAP allotment to Mr. Lemieux for the 1992-94 award period of $382,500, and the Committee determined, in the manner described in the immediately preceding paragraph, that performance in 1992-94 award period relative to the RONA and earnings per share objectives established for this period warranted a 101% payout of Mr. Lemieux's 1992-94 PAP allotment.

    In 1994, the Committee approved a PAP allotment to Mr. Lemieux for the 1994-1996 award period of $420,000.

    The Company Stock Option Plan provides executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates from the date the options are granted. Furthermore, under the form of Stock Option Agreement currently approved by the Committee, exercisability of options is not available until the fifth year after the grant date unless exercisability has been accelerated by virtue of increase(s) in the Company stock price.

    Each year the Committee determines the total number of options to be awarded to all eligible key employees as a group. The Committee determined that in 1994 a pool approximately equal to .45% of the total number of outstanding shares of common stock of the Company was sufficient to achieve the overall goals of the plan. The number of options awarded to each eligible key employee, including the Chief Executive Officer and each executive officer, is based on the opportunity for such individual to enhance shareholder value through the effective performance of such individual's job responsibilities. Consideration is also given to the total number of options previously granted to such individual. In 1994, Mr. Lemieux was granted options on 20,000 shares.

    BENEFITS. Benefits offered to executive officers are essentially the same as those offered to all salaried employees of the Company. The level and nature of such benefits are reviewed from time to time to ensure that they are competitive, tax efficient, and otherwise appropriate in the judgment of the Committee. Based on information obtained from an independent compensation consultant showing that the level of life insurance previously provided to Mr. Lemieux was significantly below competitive levels, the Committee approved the procurement of an additional $350,000 life insurance policy for Mr. Lemieux in 1994.

    The Committee believes that the executive compensation policies and programs described above serve the interest of all share owners and the Company and substantially link the compensation of the Company's executives with the Company's performance.

    TAX DEDUCTIBILITY COMPENSATION. During 1993, the Internal Revenue Code of 1986 was amended by adding a new Section 162(m), which denies a tax deduction to a publicly held corporation for compensation paid to its Chief Executive Officer and its other four most highly compensated officers to the extent any such compensation exceeds $1 million in a taxable year after 1993. Such denial of tax deductibility is subject, however, to an exception for "performance-based compensation." The Internal Revenue Service has issued proposed regulations purporting to interpret and implement the provisions of Section 162(m).

    Mr. Lemieux is the only executive whose compensation under the Company's cash compensation plans is potentially subject to the provisions of Section 162(m). Mr. Lemieux has elected, pursuant to a deferred compensation plan previously approved by the Committee, to defer until his retirement an amount of his potential incentive compensation for 1995 such that his total compensation will not in any event exceed the $1 million deductibility limit in 1995.

                                          Michael W. Michelson, Chairman

                                          Edward A. Gilhuly

                                          James H. Greene, Jr.

PERFORMANCE GRAPH

                       COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG OWENS-ILLINOIS, S&P 500 AND PACKAGING GROUP



                    [LINE GRAPH OF THE VALUES CONTAINED IN THE
                   TABLE BELOW, AT THE VARIOUS DATES INDICATED]



               1989     1990    12/11/91    1991      1992      1993      1994
               ----     ----    --------    ----      ----      ----      ----
OWENS-
 ILLINOIS                        $100.00   $109.09    $90.91   $112.50   $100.00
--------------------------------------------------------------------------------
S&P 500        $88.15   $85.41   $100.00   $111.44   $119.93   $132.02   $133.76
--------------------------------------------------------------------------------
PACKAGING
 GROUP        $105.59   $91.02   $100.00   $112.92   $124.74   $131.11   $141.04
--------------------------------------------------------------------------------


    The above graph compares the performance of the Company's Common Stock with that of a broad market index (the S&P 500 Composite Index) and a packaging group consisting of companies with lines of business or product end uses comparable to those of the Company for which market quotations are available.

    The packaging group consists of: Aluminum Co. of America, Aptargroup Inc., Avery Dennison Corp., Ball Corp., Bemis Co., Chesapeake Corp., Continental Can, Crown Cork & Seal Co., Johnson Controls Inc., Kerr Group Inc., Lawson Mardon Group Ltd Class A, Liqui-Box Corp., The Mead Corp., Multi-Color Corp., Owens-Illinois Inc., Reynolds Metals Co., Sealed Air Corp., Sealright Co., Sonoco Products Co., Tredegar Industries, U.S. Can Co., Vitro Sociedad Anomina
(ADSs), and through the dates market quotations ceased to be available due to acquisition, Engraph Inc., Heekin Can Inc., and Van Dorn Co.

    The comparison of total return on investment for each period is based on the change in market value of the stock, including additional shares assumed purchased through reinvestment of dividends, if any.

    The performance shown above for the Company's Common Stock assumes $100 was invested at the initial public offering price of $11 per share on December 11, 1991. For comparative purposes, the five-year cumulative total returns for the S&P 500 and the packaging group have been adjusted to equal $100 on that date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 13, 1995 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the Company's outstanding Common Stock, each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers of the Company as a group.

                                                                         NUMBER OF
                        NAME AND ADDRESS                            SHARES BENEFICIALLY
                       OF BENEFICIAL OWNER                               OWNED(1)          PERCENTAGE
-----------------------------------------------------------------   -------------------    ----------
KKR Associates, L.P.(2)..........................................        36,000,000           30.2%
  9 West 57th Street
  New York, New York 10019
FMR Corp.(3).....................................................         9,647,280            8.1
  82 Devonshire Street
  Boston, Massachusetts 02109
Trust for Owens-Illinois Hourly Retirement Plan..................         8,880,975            7.5
  225 Franklin Street
  Boston, Massachusetts 02110
Trust for Owens-Illinois Salary Retirement Plan..................         8,303,839            7.0
  280 Park Avenue
  New York, New York 10017
Neuberger & Berman(4)............................................         7,677,006            6.4
  605 Third Avenue
  New York, New York 10158

Joseph H. Lemieux(1).............................................           843,711(5)         0.7

Lee A. Wesselmann(1).............................................           191,020(5)         0.2

Robert J. Dineen.................................................             9,100          --

Edward A. Gilhuly................................................             5,000          --

James H. Greene, Jr.(2)..........................................         --                 --

Henry R. Kravis(2)...............................................         --                 --

Robert J. Lanigan(1).............................................         1,075,000            0.9

Robert I. MacDonnell(2)..........................................         --                 --

John J. McMackin, Jr.............................................             9,628          --

Michael W. Michelson(2)(6).......................................            20,000          --

George R. Roberts(2).............................................         --                 --

Terry L. Wilkison(1).............................................           175,846(5)         0.1

R. Scott Trumbull(1).............................................           185,756(5)         0.2

Thomas L. Young(1)...............................................            90,073(5)         0.1

All directors and executive officers as a group (other than as
  set forth in relation to KKR Associates, L.P.) (26 persons)....         3,532,873(5)         2.9

                                                 (Footnotes on following page)

(Footnotes for preceding page)
------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Messrs. Lemieux, Wesselmann, Lanigan, Wilkison, Trumbull and Young. The number of shares beneficially owned includes 654,056 shares subject to options granted to Mr. Lemieux; 140,637 shares subject to options to Mr. Wesselmann; 772,722 shares subject to options granted to Mr. Lanigan; 128,131 shares subject to options granted to Mr. Wilkison; 132,000 shares subject to options granted to Mr. Trumbull; 69,562 shares subject to options granted to Mr. Young; and 2,588,691 shares subject to options granted to all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.).

(2) Shares shown as owned by KKR Associates, L.P. are owned of record by three limited partnerships of which KKR Associates, L.P. is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Paul E. Raether, Saul A. Fox, Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, and Scott Stuart are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates, L.P. The foregoing persons disclaim beneficial ownership of such shares of the Company.

(3) The Company has received a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company with respect to the shares of Common Stock identified as owned as of December 31, 1994 and in which such reporting persons assert dispositive and/or voting power with respect to portions or all of such shares as a result of their direct or indirect investment advisory relationship to, or ownership interest in, various investment companies, institutional accounts or investment advisers which own such shares. The Company has not attempted to independently verify any of the foregoing information which is based solely on the information contained in the Schedule 13G.

(4) The Company has received a Schedule 13G filed by Neuberger & Berman with respect to the shares of Common Stock identified as owned as of December 31, 1994 and in which such entity asserts that it shares dispositive power or, in some cases, has sole or shared voting power with respect to such shares, but that the economic ownership interest belongs to many unrelated clients of such entity. The Company has not attempted to independently verify any of the foregoing information, which is based solely on the information contained in the Schedule 13G.

(5) The table includes the number of shares of Common Stock that Joseph H. Lemieux, Lee A. Wesselmann, Terry L. Wilkison, R. Scott Trumbull, Thomas L. Young and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.) held in the Stock Purchase and Savings Program as of February 28, 1995.

(6) Does not include 3,000 shares of Common Stock held in an irrevocable trust created by Mr. Michelson for the benefit of his children with respect to which Mr. Michelson disclaims any beneficial ownership.

                              GENERAL INFORMATION

AUDITORS

    The Board, upon the recommendation of the Audit Committee, has approved the selection of Ernst & Young LLP as the Company's independent auditors for 1995. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUTSTANDING STOCK

    An aggregate of 119,079,496 shares of the Company's Common Stock was outstanding at the close of business on March 13, 1995. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. Shares of Common Stock held by the trustee under the Company's 401(k) plans must be voted by the trustee in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received from participants. No other securities are entitled to be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

    Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the 1995 Annual Meeting.

SOLICITATION COSTS

    The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

VOTING PROCEDURES

    The By-laws of the Company (the "By-laws") provide that a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, the holders of which are present in person or represented by proxy, shall constitute a quorum at any Annual Meeting.

    Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote,
(ii) the
broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity, and (iii) the recordholder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

    The By-Laws provide that all matters to come before the Annual Meeting require the approval of the vote of the holders of a majority of the stock present in person or represented by proxy, unless the question is one upon which by express provision of law, or the Certificate of Incorporation, or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. On any such matters, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals. Accordingly, broker non-votes will not be counted for purposes of determining whether the requisite majority vote has been received in favor of the approval of the benefit plans described herein.

    The By-Laws further provide that all elections shall be had and all questions decided by a plurality vote. Therefore, directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

    If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with management's recommendations on all proposals.

OTHER MATTERS

    Management of the Company does not know of any matter that will be presented for action at the 1995 Annual Meeting other than the election of directors as presented herein. However, if any other matter should be brought to a vote at the meeting, all shares covered by proxies solicited hereby will be voted with respect to such matter in accordance with the proxy holders' discretion.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file.

    Based solely on the Company's review of the copies of Forms 3 and 4 and amendments thereto received by it during 1994, Forms 5 and amendments thereto received by it with respect to fiscal 1994, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ending December 31, 1994 all filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

SHARE OWNER PROPOSALS AND NOMINATIONS FOR 1996 ANNUAL MEETING

    A share owner desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 1996 Annual Meeting must deliver the proposal so that it is received by the Company no later than December 1, 1995. The Company requests that all such proposals be addressed to Thomas L. Young, Executive Vice President, General Counsel and Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666, and mailed by certified mail, return receipt requested.

REPORTS TO SHARE OWNERS

    The Company has mailed this Proxy Statement and a copy of its 1994 Annual Report to each share owner entitled to vote at the Annual Meeting. Included in the 1994 Annual Report are the Company's consolidated financial statements for the year ended December 31, 1994.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO OWENS-ILLINOIS, INC., INVESTOR RELATIONS, ONE SEAGATE, TOLEDO, OHIO 43666.

Toledo, Ohio
March 30, 1995

                              [OWENS-ILLINOIS LOGO]

                                   OWENS-ILLINOIS, INC.

P               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           The undersigned hereby appoints David G. Van Hooser, Lee A. Wesselmann and Thomas L. Young and each of them, or if more than one
R is present and acting then a majority thereof, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all shares of common stock of Owens-
O Illinois, Inc. held of record by the undersigned on March 13, 1995, at the Annual Meeting of Share Owners to be held on May 10, 1995, or at any adjournment thereof.
X
                  Election of Directors, Nominees:

Y                 Class I: Lee A. Wesselmann, James H. Greene, Jr., George R.
                 Roberts, and Robert J. Dineen

           (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE)







                                                                    SEE REVERSE
                                                                       SIDE

/X/    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES.

-----------------------------------------------------------------------------------------------------
                                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.
-----------------------------------------------------------------------------------------------------
                                   FOR     WITHHELD
  1. ELECTION OF DIRECTORS FOR    /  /       /  /        WITHHOLD         2. In their discretion, the
   NOMINEES LISTED ON THE                                AUTHORITY           Proxies are authorized
   REVERSE SIDE (EXCEPT AS                               to vote             to vote upon such other
   MARKED TO THE CONTRARY).                              for all             business as may properly
                                                         nominees            come before the meeting.
                                                         listed on
                                                         reverse
                                                         side.

 (To withhold authority to vote for any individual
 nominee, write that nominee's name in the space pro-
 vided below.)
 ____________________________________________________

-----------------------------------------------------------------------------------------------------

 Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trust or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 Please mark, sign, date and return the proxy card promptly using the enclosed evelope.
 _________________________________________________

 Signature
 _________________________________________________
 Signature, if held jointly                DATE